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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 22 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 5, 1999, relating to the financial statements and financial highlights of the Flag Investors Communications Fund, Inc., which appears in such Statement of Additional Information, and the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.


/s/PRICEWATERHOUSECOOPERS LLP
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PRICEWATERHOUSECOOPERS LLP
Baltimore, Maryland
February 26, 1999